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                       September 30, 2020

       Anders Malmstrom
       Senior Executive Director and Chief Financial Officer
       Equitable Financial Life Insurance Company
       1290 Avenue of the Americas
       New York, New York 10104

                                                        Re: Equitable Financial
Life Insurance Company
                                                            Form 10-K for the
fiscal year ended December 31, 2019
                                                            Filed March 12,
2020
                                                            File No. 000-20501

       Dear Mr. Malmstrom:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance